TERMINATION AGREEMENT

This Termination Agreement is made and entered into effective as of July 18th, 2007, by and between Shengkui Technologies Inc.(the “Seller”) and Kiwa Bio-Tech Products Group Ltd. (the “Buyer”) for the termination of Sale and Purchase of Prilled Urea 46% N Agricultural Grade Contract dated July 31, 2006 (the “Contract”).

WHEREAS, on July 31, 2006, the seller and the Buyer entered into an irrevocable agreement to sell and purchase 1,200,000 metric tons of prilled urea N 46% agricultural grade with the price $135 per metric ton, the term of which is 18 months. Two shipments (totally 50,000 metric tons) were delivered according to the renegotiated price of $139 per metric ton in the second half of 2006. No shipments have been delivered since then.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, intending to be legally bound hereby, the Parties agree as follows:

(1) Confirmation. Each of the parties hereto acknowledges that the two shipments delivered under the Contract had already been settled.

(2) Termination of the Contract.  Each of the parties hereby terminates the Contract, effective upon the signing of this Termination Agreement. As a result of this provision, none of the parties shall have any rights or obligations under or with respect to the Contract.

(3) Governing Law. The validity, performance, construction and effect of this Termination Agreement shall be governed by and construed in accordance with the UNITED NATIONS CONVENTION for the sale of goods (U.N Convention).

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement as of the date first set forth above.

Shengkui Technologies, Inc.

/s/:__________________________
Name:
Title:

Kiwa Bio-Tech Products Group Ltd.

/s/:__________________________
Name: Wei Li
Title: Chief Executive Officer and Chairman of Board